Exhibit 99.1

Payless ShoeSource Hires Bill May as Executive Vice President and Chief Operating Officer

May, Most Recently at Tween Brands, Begins in New Role Later this Month

TOPEKA, Kan., April 11 /PRNewswire-FirstCall/ -- Payless ShoeSource (NYSE: PSS) announced today that it has hired Bill May as executive vice president and chief operating officer, a new position reporting to Matt Rubel, chief executive officer and president, Payless.

As EVP and COO, May will lead the finance, store development and IT functions for the company. The global sourcing and supply chain, merchandising, marketing, retail operations, law and human resources teams will continue to report to Rubel. May will start in his new role effective April 23.

“Bill has a rich history and strong expertise in operational leadership at large, retail-oriented enterprises, and specifically in vertically integrated, specialty retail operations having served most recently at Tween Brands,” said Rubel. “We look forward to Bill joining our executive team in this important new role. He will lead our Finance, IT, and Real Estate to fully integrate them into our strategy and create high-performing platforms of expertise.”

From 2004 to 2007, May served as executive vice president and chief operating officer for Tween Brands. From 2002 to 2003, he was senior vice president, operations, for $12 billion Fleming Companies, Inc., and president and chief executive officer for Fleming’s Wholesale Grocery Division. From 1999 to 2002, May served as vice president, Gap global distribution, and from 1996 to 1998, he served as executive vice president and chief operating officer and vice president, marketing, procurement and MIS for Nash Finch Company. From 1988 to 1996, he was with Spartan Stores, Inc. serving in operational leadership roles for the $2.5 billion wholesale food distributor and prior to that served in roles at Rayovac, Certified Grocers, General Motors Corporation, and Bache Halsey Stuart Shields, where he started his career as an investment analyst and stockbroker. May received a bachelor’s degree in finance from the University of Wisconsin-Whitewater.

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the Western Hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com.

SOURCE  Payless ShoeSource, Inc.
          -0-                                                  04/11/2007
          /CONTACT:  Media, Mardi Larson, +1-612-928-0202, mardilarson@aol.com; or Financial, James Grant, +1-785-559-5321, both for Payless ShoeSource, Inc./
          /Web site:  http://www.payless.com/